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Exhibit 99.1

MGM MIRAGE'S BOARD APPROVES
TEN MILLION SHARE REPURCHASE PROGRAM

    Las Vegas, Nevada, August 29, 2001—MGM MIRAGE (NYSE: MGG) today announced that its Board of Directors has approved a stock repurchase program authorizing the Company to purchase up to 10,000,000 shares of the Company's common stock. The purchases will be made from time to time in the open market or through privately negotiated third party transactions as market conditions warrant.

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    MGM MIRAGE is an entertainment, hotel and gaming company headquartered in Las Vegas, Nevada, which owns and/or operates through subsidiaries 18 casino properties on three continents. Its U.S. holdings include: Bellagio, the MGM Grand Hotel and Casino B The City of Entertainment, The Mirage, Treasure Island, New York B New York Hotel and Casino, the Boardwalk Hotel and Casino and 50% of Monte Carlo, all located on the Las Vegas Strip; the Golden Nugget in Downtown Las Vegas; Whiskey Pete's, Buffalo Bill's, the Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; the Golden Nugget in Laughlin, Nevada; the Beau Rivage resort on the Mississippi Gulf Coast; and the MGM Grand Detroit Casino in Detroit, Michigan. The Company is a joint venture partner on Borgata, a resort under development in Atlantic City, New Jersey and also controls several development sites in the ocean-front resort community. Internationally, MGM MIRAGE owns and operates the MGM Grand Hotel and Casino in Darwin, Australia and manages casinos in Nelspruit, Witbank and Johannesburg, Republic of South Africa.

    For more information on MGM MIRAGE and its operating subsidiaries, visit our website at www.mgmmirage.com.

    Statements in this release which are not historical facts are "forward looking" statements and "safe harbor statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company's public filings with the Securities and Exchange Commission.

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  Exhibit 99.1
MGM MIRAGE'S BOARD APPROVES TEN MILLION SHARE REPURCHASE PROGRAM